Exhibit (o)

Universal VIA Generation Income

Universal Life Insurance Company (the “Company”)

Issued through: Fortune VII Separate Account

Contract Classes: Series B

Summary Prospectus for New Investors

December ___, 2021

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.universalpr.com. You can also obtain this information by calling 1-787-706-7095, by sending an email request to annuities@universalpr.com .com, or by calling your financial intermediary.

The Generation Income series B contract is a variable and fixed individual and group flexible premium deferred annuity contracts. The contracts provide for the accumulation of retirement savings and for income. The contracts offer income and death benefit protection as well. They also offer a number of payout options.

You invest to accumulate value on a tax-deferred basis in one or more of the variable investment options listed in the Appendix “Portfolio Companies available under the contract”.

Contract Owners have a fifteen calendar day right to review and examine the Contract. The Contract may be returned to Universal Life’s home office for any reason within fifteen days of delivery to Universal Life’s home office, and Universal Life will refund the Contract Value. The refunded Contract Value will reflect the value of the underlying investments in the Contract after deducting any Contract charges, unless otherwise required by law. Please be advised that the purchase payments received by Universal Life during such fifteen-day period will be invested in accordance with the instructions of the Contract Owner. If the Contract Owner decides to cancel during the fifteen-day period, the value of the Contract will therefore depend on the value of the underlying investments in the Contract.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract. If you have one or more Guaranteed benefits and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract and/or contributions and/or transfers into the Protected Benefit account variable investment options, you may no longer be able to fund your Guaranteed benefit(s). This means that if you have not yet allocated amounts to the Protected Benefit account variable investment options, you may not be able to fund your Guaranteed benefit(s) at all. This also means that if you have already funded your Guaranteed benefits, you may no longer be able to increase your Protected Benefit account value and the benefit bases associated with your Guaranteed benefits through contributions and transfers.

This Summary Prospectus must be accompanied by the applicable Rate Sheet Supplements that specify the current initial Annual Roll-up rate, initial Deferral Roll-up rate and guaranteed Rollup floor.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Electronic delivery of shareholder reports (pursuant to Rule 30e-3). Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically from the Company by calling 1-787-706-7095 or by calling your financial intermediary.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-787-706-7095, by sending an email request to annuities@universalpr.com, or by calling your financial intermediary. Your election to receive reports in paper will apply to all portfolio companies available under your contract.

Definitions of key terms

Business day — Our “business day” is generally any day the New York Stock Exchange (“NYSE”) is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). If the SEC determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a business day.

Cash value — At any time before annuity payments begin, your contract’s “cash value” is equal to the Total account value, less: (i) the total amount or a pro rata portion of the annual administrative charge, as well as any Guaranteed benefit charges; and (ii) any applicable withdrawal charges.

Contingent Deferred Sales Charge “CDSC” — penalties for contract termination before surrender period or partial withdrawals in excess of ten percent (10%) of purchase payments, adjusted for withdrawals during each policy year.

Contract date — The “contract date” is the effective date of the contract. Your contract date will be shown in your contract.

Contract date anniversary — The end of each 12-month period based on the contract date is your “contract date anniversary.” For example, if your contract date is May 1st, your contract date anniversary is April 30th.

Contract annuitization date — The contract’s annuitization date is generally the contract date anniversary that follows the annuitant’s 95th birthday. For single-owned contracts, the contract annuitization date is based on the owner’s age if the GMIB is elected and on the annuitant’s age if the GMIB is not elected. For jointly-owned contracts with the GMIB, the contract annuitization date will be based on the older owner’s age.

Free look — If for any reason you are not satisfied with your contract, you may exercise your cancellation right under the contract to receive a refund, but only if you return your contract within the prescribed period. This is your “Free look” right under the contract. Your refund will generally reflect any gain or loss in your investment options.

Investment account value — The “Investment account value” is the total value in: (i) the Investment account variable investment options and (ii) amounts in a Special Money Market DCA program that are designated for future transfers to the Investment account variable investment options.

IRA — An individual retirement arrangement, including both an individual retirement account and an individual retirement annuity contract, whether traditional IRA or Roth IRA.

Lifetime GMIB payments — For contracts with the GMIB, “Lifetime GMIB payments” are generally annual lifetime payments which are calculated by applying your GMIB benefit base, less any applicable withdrawal charge remaining, to the guaranteed GMIB annuity purchase factors specified in the prospectus for this contract. Lifetime GMIB payments will begin at the earliest of: (i) the next contract year following the date your Protected Benefit account value falls to zero (provided the no-lapse guarantee is in effect); (ii) the contract date anniversary following your 95th birthday; or (iii) your election to exercise the GMIB.

Owner — The “owner” is the person who is the named owner in the contract and, if an individual, is the measuring life for determining contract benefits.

Protected Benefit account value — The “Protected Benefit account value” is the total value in: (i) the Protected Benefit account variable investment options, and (ii) amounts in a Special Money Market DCA program that are designated for future transfers to the Protected Benefit account variable investment options.

Return of Principal death benefit — The “Return of Principal” death benefit is a death benefit in connection with your Protected Benefit account value only. The benefit is calculated using the amounts of contributions and transfers to the Protected Benefit account, adjusted for withdrawals. There is no additional charge for this death benefit.

SAI — Statement of Additional Information.

Special money market dollar cost averaging — Our “Special money market dollar cost averaging program” allows for systematic transfers of amounts in the account for special money market dollar cost averaging into the Protected Benefit account variable investment options and the Investment account variable investment options.

Total account value — Your “Total account value” is the total of (i) your Protected Benefit account value and (ii) your Investment account value.

Important Information You Should Consider About the Contract

FEES AND EXPENSES
Charges for Early Withdrawals

If you surrender your contract, apply your cash value to a non-life contingent annuity payment option, or withdraw money from the contract within 7 years following your last contribution, you will be assessed a withdrawal charge of up to 7% of contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $7,000 on a $100,000 investment.

For additional information about charges for early surrenders and withdrawals see “Withdrawal charge” in “Charges and expenses” in the Prospectus.

Transaction Charges

In addition to withdrawal charges, you may also be charged for other transactions (for special requests such as wire transfers, express mail, duplicate contracts, preparing checks, third-party transfers or exchanges, or when you transfer between investment options in excess a certain number).

For additional information about transaction charges see “Charges that the Company deducts” in “Charges and expenses” in the Prospectus.

Ongoing Fees and Expenses (annual charges)	Each series of the contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending on the options you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee	Minimum	Maximum
Base Contract (varies by contract series)(1)(4)	1.75%	1.75%
Investment options (Portfolio company fees and expenses)(2)	0.55%	1.29%
Optional benefits available for an additional charge (for a single optional benefit, if elected)(3)	0.35%	2.50%

(1)	Expressed as an annual percent of daily net assets. Included as part of the base contract expense, is the effect of the $50 annual Contract Maintenance Fee.
(2)	Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2020 and could change from year to year.
(3)	Expressed as an annual percentage of the applicable benefit base.
(4)	Puerto Rico Tax Charge, included as part of the Base Contract fee, will be deducted on an annual basis from each variable account and equals 0.10% of the net asset value of each variable account as of December 31 of each calendar year.

Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract or make any other transactions, which could add withdrawal charges that substantially increase costs.

Lowest Annual Cost $2,681		Highest Annual Cost $5,527
Assumes:		Assumes:
●	Investment of $100,000	●	Investment of $100,000
●	5% annual appreciation	●	5% annual appreciation
●	Least expensive combination of contract series and Portfolio company fees and expenses	●	Most expensive combination of contract series, optional benefits (GMIB and Highest Anniversary Value death benefit) and Portfolio company fees and expenses
●	No optional benefits	●	No sales charges
●	No sales charges	●	No additional contributions, transfers or withdrawals
●	No additional contributions, transfers or withdrawals

For additional information about ongoing fees and expenses, see “Fee Table” in the Prospectus.

RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value.

For additional information about the risk of loss see “Principal risks of investing in the contract” in the Prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. A withdrawal charge may apply in certain circumstances and any withdrawals may also be subject to federal and state income taxes and tax penalties.

For additional information about the investment profile of the contract see “Fee Table” in the Prospectus.

Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options available under the contract, (e.q., the Portfolios). Each investment option has its own unique risks. You should review the investment options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Variable investment options”, “Portfolios of the Trusts” and “Purchasing the Contract” in the Prospectus. See also Appendix “Portfolio Companies available under the contract” in the Prospectus.

Insurance Company Risks

An investment in the contract is subject to the risks related to the Company. The Company is solely responsible to the contract owner for the contract’s account value and the Guaranteed benefits. The general obligations, including any Guaranteed benefits under the contract, are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at www.universalpr.com.

For additional information about insurance company risks see “About the general account” in “More information” in the Prospectus.

RESTRICTIONS
Investments

We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options (including the Protected Benefit account variable investment options) and to limit the number of variable investment options which you may select. Such rights include, among others, combining any two or more variable investment options and transferring account value from any variable investment option to another variable investment option.

There are restrictions regarding investment options if Guaranteed benefits are elected, and restrictions or limitations with Special DCA programs. See “Allocating your contributions” in “Purchasing the Contract” and “Transferring your account value” in “Transferring your money among investment options” in the Prospectus for more information.

For more information see “About Separate Account No. Fortune VII” in “More information” in the Prospectus.

Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for any transfers in excess of 12 per contract year. We will provide you with advance notice if we decide to assess the transfer charge, which will never exceed $35 per transfer.

For additional information about the investment options, including information regarding volatility management strategies and techniques, see “Transfer charge” in “Charges and expenses” and “Portfolio of the Trusts” in “Purchasing the Contract” in the Prospectus.

Optional Benefits

At any time, we have the right to limit or terminate your contributions, allocations and transfers to any of the variable investment options. If you have one or more Guaranteed benefits (which are also known as optional benefits) and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract and/or contributions and/ or transfers into the Protected Benefit account variable investment options, you may no longer be able to fund your Guaranteed benefit(s).

Investment options are limited if Guaranteed benefits are elected. Withdrawals that exceed limits specified by the terms of an optional benefit may affect the availability of the benefit by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

For additional information about the optional benefits see “How you can purchase and contribute to your contract” in “Purchasing the Contract” in the Prospectus. See also “Death Benefits” and “Living Benefits” in “Benefits available under the contract” in the Prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract.

For additional information about tax implications see “Tax information” in the Prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” in the Prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about exchanges see “Charge for third-party transfer or exchange” in “Charges and expenses” in the Prospectus.

Overview of the Contract

Purpose of the Contract

The contract is designed to help you accumulate assets through investments in underlying Portfolios during the accumulation phase. It can provide or supplement your retirement income by providing a stream of income payments during the annuity phase. It also provides death benefits to protect your beneficiaries and living benefits to protect your access to income. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently, or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the available investment options, which include:

●	Protected Benefit account variable investment options (used to fund Guaranteed benefits); and

●	Investment account variable investment options

For additional information about each underlying Portfolio see Appendix “Portfolio Companies available under the contract.”

Income (Annuity) Phase

You enter the income phase when you annuitize your contract. During the income phase, you will receive a stream of fixed income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for life; or (2) for life with a certain minimum number of payments. Please note that when you annuitize, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract. All accumulation phase benefits terminate upon annuitization and the contract has a maximum annuity commencement date.

Contract Features

The contract provides for the accumulation of retirement savings and income. The contract offers income and death benefit protection, and offers various payout options.

Contract Classes

The only contract class offered through this Summary Prospectus is the Series B, with a 7-year withdrawal charge period and a 1.75% base contract fee.

Access to Your Money

During the accumulation phase you can take withdrawals from your contract. Withdrawals will reduce your account value and may be subject to withdrawal charges and income taxes. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) or terminate any guaranteed benefits.

Death Benefits

Your contract includes a standard death benefit that pays your beneficiaries an amount equal to your Investment account value. For an additional fee, you can purchase other death benefits called Guaranteed minimum death benefits (“GMDBs”) that provide different minimum payment guarantees.

Living Benefits

A living benefit called the Guaranteed Minimum Income Benefit (“GMIB”) is automatically included with the contract for an additional charge, unless you decline it in the application. The GMIB is a benefit that guarantees, subject to certain restrictions, annual lifetime payments or “Lifetime GMIB payments”. The minimum guarantee provided by this benefit may never come into effect.

Rebalancing and Dollar Cost Averaging

You can elect to have your account value automatically rebalanced at no additional charge. You can automatically reallocate your Investment account value among your Investment account variable investment options. You can also elect to allocate your investments using a dollar cost averaging program at no additional charge. Generally, you may not elect both a dollar cost averaging program and a rebalancing option.

Other contracts

We offer other fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from those in the contracts offered by this Prospectus. Not every contract we issue, including some described in this Prospectus, is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding our other annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of our annuity contracts.

You should work with your financial professional to decide whether one or more optional benefits are appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.

Benefits Available Under the Contract

The following tables summarize important information about the benefits available under the contract.

Death Benefits

These death benefits are available during the accumulation phase:

		Standard/	Annual Fee		Brief Description of
Name of Benefit	Purpose	Optional	Max	Current	Restrictions/Limitations
Base Death Benefit (no GMDB elected)	Guarantees beneficiaries will receive a death benefit equal to investment account value	Standard	No Additional Charge		● Investment account value is as of date proof of death and other required instructions submitted in good order
Return of Principal Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to your contributions to certain investment options less adjusted withdrawals.	Standard	No Additional Charge		● Available only at contract purchase ● Withdrawals could significantly reduce or terminate benefit
Highest Anniversary Value Death Benefit	Locks in highest adjusted anniversary account value as minimum death benefit.	Optional	0.35%(1)		● Available only at contract purchase ● Withdrawals could significantly reduce or terminate benefit

(1)	Expressed as an annual percentage of the benefit base.

Living Benefit

This living benefit is available during the accumulation phase:

		Standard/	Annual Fee		Brief Description of
Name of Benefit	Purpose	Optional	Max	Current	Restrictions/Limitations
Guaranteed minimum income benefit (GMIB)	Guarantees a minimum annuitization value to provide lifetime retirement income.	Optional	2.50%(1)	1.25%(1)	● Restricted to owners of certain ages ● Excess withdrawals could significantly reduce or terminate benefit ● Subject to restrictions on investment options

(1)	Expressed as an annual percentage of the benefit base.

Other Benefits

These other benefits are available during the accumulation phase:

		Standard/	Annual Fee		Brief Description of
Name of Benefit	Purpose	Optional	Max	Current	Restrictions/Limitations
Rebalancing Option I(1)	Periodically rebalance to your desired asset mix.	Optional	No Charge		● Not generally available with DCA ● Account value in the Protected Benefit account cannot be rebalanced
Dollar Cost Averaging (special DCA, general DCA)	Transfer account value to selected investment options on a regular basis to potentially reduce the impact of market volatility.	Optional	No Charge		● Not generally available with Rebalancing
GMIB Automatic Payment Plan	Maximum payment plan and Customized payment plan offer automatic withdrawals from Protected Benefit account	Optional	No charge		Partial withdrawal taken after program enrollment terminates Maximum payment plan
Systematic Withdrawals	Allows withdrawals of a particular dollar amount or a particular percentage of your investment account variable investment options	Optional	No Charge		● Withdrawals must be on the 1st, 7th, 16th 26th of the month ● You cannot select the 29th, 30th or 31st

(1)	Option I allows you to rebalance your Investment account value among the Investment account variable investment options.

Buying the Contract

You may purchase a contract by making payments to us that we call “contributions.” We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of contract purchased. Maximum contribution limitations also apply.

Maximum issue age

The maximum issue age for non-qualified and IRA contracts is 85.

Minimum initial and subsequent contribution amounts

The minimum initial contribution is generally $5,000. Each subsequent contribution generally must be at least $500 (except for certain IRAs—$50 for Traditional and Roth IRAs), unless you enroll in the automatic investment program.

Limitations on contributions to the contract

We reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements, including contributions and/or transfers into your Protected Benefit account. This means that if you have one or more Guaranteed benefits, there would no longer be any increases from contributions or transfers in the Protected Benefit account value and the benefit bases associated with the Guaranteed benefits, and if you have not allocated amounts to the Protected Benefit Account, you may not be able to fund your Guaranteed benefits at all.

When initial and subsequent contributions are credited

Initial Contribution

If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information we require to issue your contract is missing or unclear, we will hold your contribution while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you, unless you or your financial professional acting on your behalf specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

Subsequent Contributions

If we receive a subsequent contribution before the close of the NYSE (typically 4:00 pm eastern), we will credit that contribution that day. If we receive your subsequent contribution after the close of the NYSE, your contribution will be applied the next business day.

Additional limitations on contributions to the contract

Additional limitations on contributions and the source of contributions apply based on the type of contract, such as non-qualified or particular types of IRAs.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

You have several ways to access your account value before annuity payments begin. You may take partial withdrawals from your contract at any time or, depending on your specific situation, set up a systematic withdrawal plan. You may also surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while an annuitant is living) and before you begin to receive annuity payments (Lifetime GMIB payments or otherwise). If we receive a withdrawal or surrender request in good order before the close of the NYSE (typically 4:00 pm eastern), we will process the request within 2 business days. If we receive the request after the close of the NYSE, we will process the request 2 business days after the next business day. We will generally send you the full requested withdrawal amount and deduct any applicable withdrawal charges from account value unless your request otherwise.

Withdrawals will reduce your account value and may be subject to withdrawal charges and income taxes. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) or terminate any guaranteed benefits. Surrenders also may be subject to withdrawal charges and income taxes.

Please see “Accessing your money” in the Prospectus for more information on the ways you may withdraw your account value.

Free withdrawal amount

Each contract year you can withdraw a certain amount from your contract without paying a withdrawal charge.

When to expect payments

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a payout annuity, transfers, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, surrendering or making withdrawals from the contract. Each of the charges and expenses is more fully described in “Charges and expenses”. Please refer to your contract specifications page for more information about the specific fees you will pay each year based on the options you have elected.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals, transfers or request special services.

Transaction Expenses

Sales Load Imposed on Purchases	None

Withdrawal Charge (as a percentage of contributions withdrawn)(1)	7%

Transfer Fee(2)	$35

Third Party Transfer or Exchange Fee(3)	$125
Special Service Charges(4)	$245

(1)	The charge percentage we use is determined by the number of years since receipt of the contribution to which the charge relates if you make a withdrawal, surrender your contract to receive its cash value, or, if offered, surrender your contract to apply your cash value to a non-life contingent annuity payment option. For each contribution, we consider the year in which we receive that contribution to be “year 1”.

	Charge as a % of contribution for each year following contribution
1	2	3	4	5	6	7	8	9	10+
7%	7%	6%	6%	5%	3%	1%	0%	0%	0%

(2)	Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for transfers in excess of 12 transfers per contract year. We will charge no more than $35 for each transfer at the time each transfer is processed. See “Transfer charge” under “Charges that the Company deducts” in “Charges and expenses”.

(3)	Currently, we do not charge for third party transfers or exchanges. However, we reserve the right to discontinue this waiver at any time, with or without notice. The maximum third party transfer or exchange fee is $125. The current charge (which, as described above is waived) is $65. These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

(4)	Special service charges include express mail charge of $35; (2) wire transfer charge of $90; (3) duplicate contract charge of $35; and (4) check preparation charge of $85 maximum. These charges may increase over time to cover our administrative costs. We may discontinue these services at any time. The $245 figure represents the total of all four charges.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses
Generation Income

Administrative Expenses (Annual Contract Maintenance Fee)(1)	$50
Base Contract Expenses (as a percentage of daily net assets)(2)(3)	1.70%
Optional Benefits Expenses (as a percentage of the benefit base)(4)
Return of Premium death benefit charge	No Additional Charge
Highest Anniversary Value death benefit(5)	0.35%
Guaranteed Minimum Income benefit charge(6)	2.50%

(1)	Beginning with your first contract date anniversary, we will deduct this charge on any contract date anniversary on which your account value is less than $100,000. If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. Otherwise, we will deduct the full charge.
(2)	Base Contract Expenses in this Fee Table include the Operations charge, the Administrative charge, the Distribution charge, the Administration charge, and the Puerto Rico separate account tax charge.
(3)	Puerto Rico Tax Charge, included as part of the Base Contract fee, will be deducted on an annual basis from each variable account and equals 0.10% of the net asset value of each variable account as of December 31 of each calendar year.
(4)	The benefit base is not an account value or cash value. Your initial benefit base is equal to your initial contribution or transfer to the Protected Benefit account variable investment options and amounts in a Special Money Market DCA program designated for transfers to the Protected Benefit account variable investment options. . Subsequent adjustments to the applicable benefit base and the investment performance of the Protected Benefit account may result in a benefit base that is significantly different from your total contributions or future transfers to, or account value in, the Protected Benefit account. See “Guaranteed minimum death benefits” and “Guaranteed minimum income benefit” in “Benefits available under the contract” in the Prospectus.
(5)	Deducted annually on each contract date anniversary for which the benefit is in effect. If the contract is surrendered or annuitized, or a death benefit is paid, or the benefit is dropped (if applicable), on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.
(6)	The current charge is equal to 1.25% of the GMIB benefit base in effect on each contract date anniversary. If you have this benefit, but do not fund it until after your contract date anniversary, we will deduct the full charge on the contract date anniversary following the date on which you fund the benefit. We reserve the right to increase the charge for this benefit up to a maximum of 2.50%. We reserve the right to increase or decrease this charge any time after your second contract date anniversary. See “Guaranteed minimum income benefit charge” in “Charges and expenses” in the Prospectus.

The next item shows the minimum and maximum total operating expenses charged by the underlying Portfolios that you may pay periodically during the time that you own the contract. A complete list of Portfolios available under the contact, including their annual expenses, may be found at the back of this document. See Appendix “Portfolio Companies available under the contract”. These expenses are for the period ended December 31, 2020, and may fluctuate from year to year.

Annual Portfolio Expenses
	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and other expenses)(*)	0.55%	1.29%

Example

These Examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses, and annual Portfolio expenses.

These Examples assume that you invest $100,000 in the contract for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assume the most expensive combination of annual Portfolio expenses, as well as, the Highest Anniversary Value death benefit and GMIB (both at their maximum charge).

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your contract or annuitize (under a non-life option) at the end of the applicable time period				If you do not surrender your contract
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$12,527	$22,499	$32,366	$55,774	$5,527	$16,499	$27,366	$55,774

Appendix: Portfolio Companies available under the contract

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.universalpr.com. You can request this information at no cost by calling 1-787-706-7095 or by sending an email request to annuities@universalpr.com. If you elect a Guaranteed benefit, you may only invest in the Portfolios listed in the designated table below.

The current expenses and performance information below reflects fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

TYPE	Portfolio Company - Investment Adviser; Sub Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 year	5 year	10 year
Fixed Income	1290 VT High Yield Bond — EIMG; AXA Investment Managers, Inc.; Post Advisory Group, LLC	1.05%^	6.48%	5.55%	6.93%
Equity	1290 VT Small Cap Value — EIMG; BlackRock Investment Management, LLC; Horizon Kinetics Asset Management LLC	1.15%^	-1.51%	3.15%	8.99%
Equity	1290 VT SmartBeta Equity — EIMG; AXA Rosenberg Investment Management, LLC	1.10%^	10.95%	9.78%	11.26%
Fixed Income	EQ/AB Short Duration Government Bond — EIMG; AllianceBernstein L.P.	0.80%	0.94%	1.56%	1.01%
Asset Allocation	EQ/Aggressive Allocation† — EIMG	1.16%	15.41%	9.45%	11.17%
Asset Allocation	EQ/Conservative Allocation† — EIMG	1.00%^	7.35%	4.90%	4.51%
Asset Allocation	EQ/Conservative-Plus Allocation† - EIMG	1.09%	9.96%	6.33%	6.51%
Fixed Income	EQ/Core Plus Bond — EIMG; AXA Investment Managers, Inc.; Brandywine Global Investment Management, LLC; Loomis, Sayles & Company, L.P.	0.95%^	14.64%	6.86%	5.11%
Equity	EQ/Emerging Markets Equity Plus — EIMG; AllianceBernstein L.P.; EARNEST Partners, LLC	1.29%^	14.10%	4.53%	10.91%
Equity	EQ/Equity 500 Index — EIMG; AllianceBernstein L.P.	0.55%^	17.76%	13.53%	14.52%
Equity	EQ/Fidelity Institutional AM® Large Cap — EIMG; FIAM LLC	0.87%^	26.32%	—	—
Equity	EQ/Goldman Sachs Mid Cap Value - EIMG; Goldman Sachs Asset Management L.P.	1.09%^	8.46%	—	—
Fixed Income	EQ/Intermediate Government Bond — EIMG; SSgA Funds Management, Inc.	0.65%^	4.34%	3.08%	2.00%
Equity	EQ/International Equity Index — EIMG; AllianceBernstein L.P.	0.79%^	3.89%	2.47%	6.26%
Equity	EQ/Invesco Global — EIMG; Invesco Advisers, Inc.	1.15%^	27.01%	12.95%	14.35%
Specialty	EQ/Invesco Global Real Assets — EIMG; Invesco Advisers, Inc.; Invesco Asset Management Ltd.	1.20%^	-12.22%	—	—
Equity	EQ/JPMorgan Value Opportunities — EIMG; J.P. Morgan Investment Management Inc.	0.98%	11.09%	6.23%	11.39%
Equity	EQ/Large Cap Growth Index — EIMG; AllianceBernstein L.P.	0.73%	37.36%	22.03%	20.08%
Equity	EQ/Large Cap Value Index — EIMG; AllianceBernstein L.P.	0.75%	2.23%	5.39%	9.02%
Equity	EQ/MFS International Growth — EIMG; Massachusetts Financial Services Company d/ b/a MFS Investment Management	1.10%^	15.41%	10.01%	12.38%
Equity	EQ/MFS Mid Cap Focused Growth - EIMG; Massachusetts Financial Services Company d/ b/a MFS Investment Management	1.10%^	29.76%	—	—
Specialty	EQ/MFS Utilities — EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.05%^	5.55%	—	—
Equity	EQ/Mid Cap Index — EIMG; AllianceBernstein L.P.	0.72%	12.84%	7.71%	11.59%
Asset Allocation	EQ/Moderate Allocation† — EIMG	1.08%	11.27%	6.98%	7.45%
Asset Allocation	EQ/Moderate-Plus Allocation† — EIMG	1.12%	14.13%	8.47%	9.48%
Money Market	EQ/Money Market — EIMG; BNY Mellon Investment Adviser, Inc.	0.71%	0.20%	1.00%	0.68%
Fixed Income	EQ/PIMCO Ultra Short Bond — EIMG; Pacific Investment Management Company LLC	0.80%^	1.17%	1.56%	1.70%
Equity	EQ/Small Company Index — EIMG; AllianceBernstein L.P.	0.64%	19.73%	9.95%	12.81%
Specialty	EQ/T. Rowe Price Health Sciences — EIMG; T. Rowe Price Associates, Inc.	1.20%^	26.91%	—	—
Specialty	EQ/Wellington Energy — EIMG; Wellington Management Company LLP	1.19%^	-37.39%	—	—
Specialty	Multimanager Technology — EIMG; AllianceBernstein L.P.; Allianz Global Investors U.S. LLC; Wellington Management Company, LLP	1.25%^	53.26%	29.30%	26.79%
† EQ/ Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy as part of their investment objective and/or principal investment strategy are identified in the chart by a “†“.
# Certain other Portfolios may utilize volatility management techniques that differ from the EQ volatility management strategy and are identified in the chart by a “#”.
^ This Portfolio’s annual expenses reflect temporary fee reductions.

Amounts you allocate to the Protected Benefit account variable investment options fund your Guaranteed benefits.

Protected Benefit Account Variable Investment Options

TYPE	Portfolio Company - Investment Adviser; Sub Adviser(s), as applicable	Current Expenses	Average Annual Total Returns
			1 year	5 year	10 year
Asset Allocation	EQ/AB Dynamic Moderate Growth # — EIMG; AllianceBernstein L.P.	1.11%^	4.43%	4.43%	5.93%
Asset Allocation	EQ/Balanced Strategy† - EIMG	0.99%	11.20%	7.24%	7.50%
Asset Allocation	EQ/Conservative Growth Strategy† - EIMG	0.99%	9.93%	6.43%	6.45%
Asset Allocation	EQ/Conservative Strategy† - EIMG	0.95%^	7.26%	4.84%	4.32%
Asset Allocation	EQ/First Trust Moderate Growth Allocation# - EIMG; First Trust Advisors L.P.	1.20%^	6.73%	—	—
Asset Allocation	EQ/Franklin Moderate Allocation# - EIMG; FranklinAdvisers, Inc.	1.20%^	2.85%	3.60%	—
Asset Allocation	EQ/Goldman Sachs Moderate Growth Allocation# - EIMG; Goldman Sachs Asset Management L.P.	1.20%^	4.96%	5.42%	6.50%
Asset Allocation	EQ/Invesco Moderate Allocation# - EIMG; Invesco Advisers, Inc.	1.20%^	8.53%	5.66%	5.98%
Asset Allocation	EQ/Invesco Moderate Growth Allocation# - EIMG; Invesco Advisers, Inc.	1.20%^	9.14%	—	—
Asset Allocation	EQ/Moderate Growth Strategy† - EIMG	1.00%	12.38%	7.94%	8.52%
† EQ/ Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy as part of their investment objective and/or principal investment strategy are identified in the chart by a “†“.
# Certain other Portfolios may utilize volatility management techniques that differ from the EQ volatility management strategy and are identified in the chart by a “#”.
^ This Portfolio’s annual expenses reflect temporary fee reductions.

Generation Income Series B Contract

Issued by

Universal Life Insurance Company

Metro Office Park, Street 1 Lot 10

Guaynabo, Puerto Rico 000968

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) that include additional information about the Generation Income Series B contract, the Company and the Fortune VII Separate Account. The Prospectus and SAI each dated December ___, 2021 are incorporated by reference into this Summary Prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call 1-787-706-7095. The Prospectus and SAI are also available at our website, www.universalpr.com.

Class/Contract Identifier: C_________

VIA Generation Income Series is issued by and is a registered service mark of Universal Life Insurance Company (Universal). Distributed by the affiliated principal underwriter Universal Financial Services, Inc.

Universal Life Insurance Company, Metro Office Park, Street 1 Lot 10, Guaynabo Puerto Rico 000968. (787) 706-7095.